Exhibit 5.1

ERIN E. RACCAH	INTERNATIONAL PLACE III
SENIOR COUNSEL, EXECUTIVE COMPENSATION	6400 POPLAR AVENUE
MEMPHIS, TN 38197

T 901-419-3874
F 901-214-1833
erin.raccah@ipaper.com

October 20, 2008

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

Ladies and Gentlemen:

I am Senior Counsel, Executive Compensation, of International Paper Company, a New York corporation (the “Company”), and have acted as counsel in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization and issuance of $80,000,000 deferred compensation obligations (the “Deferred Compensation Obligations”), in connection with the International Paper Company Deferred Compensation Savings Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have concluded such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that (i) the Company has been duly authorized to incur the Deferred Compensation Obligations; (ii) the Deferred Compensation Obligations, when incurred in accordance with the terms and conditions of the Plan, will be valid obligations of the Company to make payment to the holders thereof in accordance with the terms and conditions of the Plan; (iii) the Plan is designed to be a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and (iv) the provisions of the Plan document comply with the requirements of ERISA applicable to top hat plans. I am not providing an opinion as to whether (i) the Plan is being operated by the Company as a top hat plan under ERISA, or (ii) the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Erin E. Raccah
Erin E. Raccah, Esq.